Exhibit 99.2

Blue Ocean Acquisition Corp Announces Cancellation of

Extraordinary General Meeting

CHEVY CHASE, MD.— June 6, 2023— Blue Ocean Acquisition Corp (NASDAQ: BOCN) (“Blue Ocean” or the “Company”) announced today its decision to cancel its extraordinary general meeting (the “Shareholder Meeting”) that was scheduled for Tuesday, June 6, 2023, at 2:00 p.m., Eastern Time and to withdraw from consideration by the shareholders of the Company the proposals set forth in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on May 16, 2023.

Upon the signing of the previously announced business combination agreement dated June 5, 2023 among The News Lens Co., Ltd., TNL Mediagene and Blue Ocean, the date by which Blue Ocean must consummate an initial business combination was automatically extended from June 7, 2023 to September 7, 2023 in accordance with Blue Ocean’s amended and restated articles of association.

Cautionary Statement Regarding Forward Looking Statements

This communication includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. These statements are based on current expectations on the date of this communication and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

About Blue Ocean Acquisition Corp.

Blue Ocean Acquisition Corp, a Cayman Islands exempted company, is a Nasdaq-listed special-purpose acquisition company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. It was founded by an affiliate of North Base Media (NBM), a global venture-capital firm focused on media.